EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
Spectrum Brands 401(k) Retirement Savings Plan:
We consent to the incorporation by reference in the registration statement (No. 333-39239) on Form S-8 for the Spectrum Brands 401(k) Retirement Savings Plan of our report dated June 27, 2008, with respect to the financial statements and related supplemental schedule of the Spectrum Brands 401(k) Retirement Savings Plan as of and for the year ended December 31, 2007, which report appears in the December 31, 2007, Annual Report on Form 11-K of the Spectrum Brands 40l(k) Retirement Savings Plan.
Kiesling Associates LLP
Madison, Wisconsin
June 27, 2008